Exhibit 1

[Letterhead DOREMUS NEWSROOM]

                                           200 Varick Street, New York, NY 10014
                                                   T:212.366.3100 F:212.366.3105

Contact: Gerald B. Wasserman
         Chief Financial Officer
         SLM International, Inc.
         514-932-1118

     MONTREAL, Canada, July 29--SLM International, Inc. announced today that Maska U.S., Inc. ("Maska"), its wholly-owned subsidiary, had obtained a favorable jury verdict in a case that Maska brought against several insurance companies to recover environmental expenses and damages. Maska, a leading manufacturer of hockey equipment and apparel bearing the CCM trademark, incurred substantial expenditures to investigate and clean up environmental contamination at and around its Bradford, Vt. manufacturing facility and to defend and settle claims brought by neighboring landowners.

     After a trail in the federal district court in Brattleboro, Vt., the jury rendered a verdict in Maska's favor of $9,151,067.12 against three of its liability insurers. Zurich Insurance Company, United States Fire Insurance Company and Reliance Insurance Company. The jury verdict compensated Maska for its costs to defend itself against the claims, and to clean up the soil and groundwater around its property. In additional, Maska reached substantial settlements with its other insurers prior to trial, namely American Home Assurance Company, New Hampshire Insurance Company and CIGNA Insurance Company.

     The trial in this case follows on the heels of several noteworthy decisions on legal issues in this case. On December 2, 1996, the U.S. District Court for the District of Vermont decided that the pollution exclusions contained in Maska's insurance policies were unenforceable under the laws and public policy of the State of Vermont.

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     Relying on the fact that the Vermont Department of Banking and Insurance generally disapproves insurance policies containing pollution exclusions, the court found that Vermont made a public policy choice to hold insurers liable for environmental claims to facilitate cleanup of environmental contamination on private land and benefit Vermont's overall environment. Accordingly, the court refused to enforce the pollution exclusions in Maska's insurance policies.

     SLM International, Inc. and its subsidiaries design, develop, manufacture and market a wide range of ice and roller hockey products, marketed under the CCM brand name, and licensed sports apparel under the CCM and #1 Apparel brand names.

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July 29, 1998